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                                                                 EXHIBIT (a)(22)

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PRESS RELEASE                                       LIFE SCIENCES RESEARCH, INC.
                                               301 N. Harrison Street, Suite 520
                                               Princeton, NJ  08540


                                                 For Further Information:
                                                 Richard Michaelson
                                                 Phone: US: (732) 873-2550 x4824
                                                 e-mail: LifeSciencesR@aol.com
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IMMEDIATE RELEASE
JANUARY 10, 2002



         LSR DECLARES OFFER FOR HUNTINGDON UNCONDITIONAL IN ALL RESPECTS

On 16 October 2001, a recommended offer (the "Offer") was made by Life Sciences Research, Inc. ("LSR") for the entire issued share capital of Huntingdon Life Sciences Group plc ("Huntingdon"), as set out in the Offer Document of that date.

LSR announces that as at 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 10 January 2002, it had received acceptances in respect of a total of 262,778,327 Huntingdon Shares, representing approximately 89.5 per cent. of the existing issued ordinary share capital of Huntingdon.

LSR hereby declares that the Offer is now unconditional in all respects. LSR announces that the Initial Offer Period ended at 3.00 p.m. (London time), 10.00 a.m. (New York City time) on 10 January 2002. All Huntingdon Securities for which acceptances have been received, and not properly withdrawn, will be exchanged for shares of LSR Voting Common Stock, subject to the terms of the Offer and applicable securities laws.

LSR also announces the beginning of a Subsequent Offer Period which will expire on 7 February 2002. During the Subsequent Offer Period, the Offer will remain open for acceptance, but withdrawal rights will not apply.

Cancellation of Listing

As announced on 21 December 2001 the ordinary shares of Huntingdon will have their listing on the Official List and trading on the London Stock Exchange plc cancelled with effect from 24 January 2002.

Additional Information

On 9 October 2001, LSR issued warrants to Stephens Group, Inc. to purchase an aggregate of 704,424 shares of LSR Voting Common Stock at a purchase price of US$1.50 per share. In addition, subject to compliance with their fiduciary duties, the Huntingdon Directors who will constitute the entire LSR Board once the Offer becomes, or is declared, unconditional in all respects, intend to submit a proposal at the next LSR stockholder meeting to issue warrants to Focused Healthcare Partners LLC (a company connected with certain directors) to purchase an aggregate of 410,914 shares of LSR Voting Common Stock at the same purchase price.

The acceptances include all acceptances received from the Huntingdon Directors that had irrevocably undertaken to accept the Offer. Save as disclosed, neither LSR, nor the director of LSR, nor, so far as LSR is aware, any person deemed to be acting in concert with it, owns or controls any Huntingdon Securities or has any option to acquire any Huntingdon Securities, or has entered into any derivative referenced to securities of Huntingdon which remain outstanding.

Words and expressions in this announcement have the same meaning as they have in the Offer Document dated 16 October 2001.

The director of LSR accepts responsibility for the information contained in this announcement. To the best of the knowledge and belief of the director of LSR (who has taken all reasonable care to ensure such is the case), the information contained herein for which he accepts responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.
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This announcement does not constitute an offer of any securities for sale or an offer or an invitation to purchase any securities. HUNTINGDON SECURITYHOLDERS SHOULD READ THE OFFER DOCUMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE OFFER.

HUNTINGDON SECURITYHOLDERS SHOULD READ THE FOLLOWING DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS REGARDING THE OFFER (DESCRIBED ABOVE) WHICH HAVE BEEN FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION:

      - LSR's preliminary offer document, any supplement thereto, the final offer document and exchange offer materials.

      - LSR's Registration Statement on Form S-4 and Schedule TO, each as amended, containing or incorporating by reference such documents and other information.

      - Huntingdon's Solicitation/Recommendation on Schedule 14D-9, as amended.

When these and other documents are filed with the SEC, they may be obtained free of charge through the SEC's website at http//www.sec.gov. Interested parties may read and copy any reports, statements and other information filed by Huntingdon and LSR at the US SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at +1-(800)-732-0330 for further information on public reference rooms. If you are a Huntingdon Securityholder you may also obtain free of charge each of these documents (when available) from Huntingdon by directing your request in writing to PO Box 353, Alconbury, Huntingdon, Cambridgeshire, PE28 4BR, England.

Life Sciences Research, Inc. is incorporated in Maryland, US and has been established solely for the purpose of making the Offer.

This announcement contains statements that may be forward-looking as defined in the US's Private Litigation Reform Act of 1995. These statements are based largely on Huntingdon's expectations and are subject to a number of risks and uncertainties, certain of which are beyond Huntingdon's control, as more fully described in Huntingdon's Form 10-K for the year ended 31 December 2000, as filed with the US Securities and Exchange Commission.

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